Exhibit 10.14

PROMISSORY NOTE

$1,000,000.00	Minneapolis, Minnesota
February 23, 2010

FOR VALUE RECEIVED, MathStar, Inc., a Delaware corporation (“MathStar”), hereby promises to pay to the order of Shannon Zimmerman and Angel Zimmerman (the “Holders”), the total principal sum of One Million and 00/100 Dollars ($1,000,000.00) in lawful money of the United States, together with interest on the unpaid balance accruing as of the date hereof at a rate of eight percent (8.00%) per annum.

1.

Principal and accrued interest on this Note shall be due and payable on February 23, 2011.  Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

2.	All payments and prepayments shall, at the option of the Holders, be applied first to any costs of collection, second to accrued interest and the remainder thereof to principal.
3.	This Note may be prepaid at any time, at the option of MathStar, either in whole or in part, without premium or penalty.
4.

Upon the occurrence of an Event of Default (as such term is hereinafter defined), and at any time thereafter, the Holders shall have the right to set off any and all amounts due hereunder by MathStar to the Holders against any indebtedness or obligation of the Holders to MathStar.

5.

MathStar promises to pay all costs of collection of this Note, including but not limited to attorneys’ fees, paid or incurred by the Holders on account of such collection, whether or not suit is filed with respect thereto and whether or not such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

6.	Any one or more of the following events shall constitute an “Event of Default” hereunder:
	A.	MathStar shall fail to pay, when due, any amounts required to be paid by it under this Note; or
B.

MathStar shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy laws or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its or his debts generally as they become due; or if an order for relief under any present or future federal bankruptcy laws or similar state or federal law shall be entered against MathStar; or if a petition or answer requesting or proposing the entry of such order for relief or the adjudication of MathStar as a debtor or a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within thirty (30) days after the filing thereof; or if a receiver, trustee or liquidator of MathStar or of all or substantially all of the assets of MathStar, or any part thereof, shall be appointed in any proceeding brought against MathStar and shall not be discharged within thirty (30) days of such appointment.

7.

Upon the occurrence of an Event of Default, and at any time thereafter, the unpaid principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Holders, be immediately due and payable, without notice or demand.

8.	Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.
9.	This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.
10.

Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee, prepayment penalties or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable Minnesota law.

11.

MathStar irrevocably submits to the jurisdiction of any Wisconsin state court or federal court over any action or proceeding arising out of or relating to this Note, and any instrument, agreement or document related hereto, and MathStar hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Wisconsin state or federal court.  MathStar hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  MathStar agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

12.

This Promissory Note constitutes the Acquiror Promissory Note described in that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 8, 2010 by and among MathStar, Garuda Acquisition, LLC, Sajan, Inc. and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc., and it is subject to the right of setoff set forth in the Merger Agreement.

MathStar, Inc.

By:	/s/ Alexander H. Danzberger, Jr.
Alexander H. Danzberger, Jr.
Its Chief Executive Officer and Chief Financial Officer